Exhibit 4.10
DESCRIPTION OF WESCO’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following description of the material terms of WESCO capital stock is a summary only and is not a complete description of such terms. For a complete description of the terms and provisions of the Company’s capital stock, refer to WESCO’s restated certificate of incorporation, dated May 11, 1999, as amended on May 29, 2014 and May 24, 2024 (the “WESCO charter”), WESCO’s amended and restated bylaws, dated December 16, 2022, and the certificate of designation with respect to the WESCO Series A preferred stock, dated June 22, 2020, each of which is incorporated by reference into this Annual Report on Form 10-K.
Under the WESCO charter, WESCO’s authorized capital stock consists of 210,000,000 shares of common stock, $0.01 par value per share, 20,000,000 shares of Class B nonvoting convertible common stock, $0.01 par value per share, and 20,000,000 shares of preferred stock, $0.01 par value per share, including 25,000 shares designated as Series A preferred stock, $0.01 par value per share. As of February 13, 2025, there were no shares of WESCO Class B common stock outstanding, and 21,612 shares of WESCO Series A preferred stock outstanding. All outstanding shares of WESCO common stock and WESCO Series A preferred stock are duly authorized, validly issued, fully paid and non-assessable.
Common Stock
Holders of WESCO common stock are entitled to one vote per share on all matters to be voted on by WESCO stockholders. Holders of WESCO common stock do not have cumulative rights, so that holders of a majority of the shares of WESCO common stock present at a meeting at which a quorum is present are able to elect all of WESCO directors eligible for election in a given year. The holders of a majority of the voting power of the issued and outstanding WESCO common stock constitute a quorum.
When and as dividends are declared by the WESCO Board, whether such dividends are payable in cash, property or securities of WESCO, the holders of WESCO common stock and the holders of WESCO Class B common stock will be entitled to share ratably in such dividends. If dividends are declared which are payable in shares of WESCO common stock or shares of WESCO Class B common stock, the dividends payable in shares of WESCO common stock will be payable to holders of WESCO common stock, and the dividends payable in shares of WESCO Class B common stock will be payable to the holders of WESCO Class B common stock. The WESCO Board may declare dividends at any regular or special meeting of the WESCO Board out of funds legally available therefor, subject to the preferential rights of any holder of preferred stock that may from time to time be outstanding.
The rights, preferences and privileges of holders of WESCO common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that WESCO may designate and issue in the future.
Listing. WESCO common stock is listed on the NYSE under the symbol “WCC.”
Transfer Agent and Registrar. The transfer agent and registrar for WESCO common stock is Computershare Trust Company.
Preferred Stock
The WESCO Board is authorized to provide by resolution or resolutions from time to time for the issue of preferred stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, as is permitted under the Delaware General Corporation

Exhibit 4.10
Law (“DGCL”) and as is stated in the resolution or resolutions providing for the issue of such stock adopted by the WESCO Board pursuant to the authority expressly vested in the WESCO Board.
Depending upon the terms of the preferred stock established by the WESCO Board, any or all series of preferred stock could have preferences over the WESCO common stock and WESCO Class B common stock with respect to dividends and other distributions and upon liquidation or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock.
Dividend Rights. The preferred stock will be preferred over the WESCO common stock and the WESCO Class B common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock) on the WESCO common stock will be declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by the WESCO Board. WESCO will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates set forth in the applicable terms of the series of preferred stock. With respect to each series of preferred stock, the dividends on each share of the series will be cumulative from the date of issue of the share unless another date is set forth in the applicable terms of the series of preferred stock. Accruals of dividends will not bear interest.
Rights Upon Liquidation. The preferred stock will be preferred over the WESCO common stock and the WESCO Class B common stock as to assets so that the holders of each series of preferred stock will be entitled to be paid, upon WESCO’s voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of such common stock, the amount set forth in the applicable terms of the series of preferred stock. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up WESCO’s net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, WESCO’s entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled.
Redemption. All shares of any series of preferred stock will be redeemable to the extent set forth in the applicable terms of the series of preferred stock. All shares of any series of preferred stock will be convertible into shares of WESCO’s common stock or into shares of any other series of preferred stock to the extent set forth in the applicable terms of the series of preferred stock.
Voting Rights. Except as indicated in the applicable terms of the series of preferred stock, the holders of preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to stockholders. The holders of the WESCO common stock, WESCO Class B common stock (if the WESCO Class B common stock is entitled to vote by applicable law) and the holders of all series of preferred stock will vote together as one class.
Description of WESCO Series A Preferred Stock
The following summary describes the material provisions of the WESCO Series A preferred stock and the certificate of designations with respect to the Series A preferred stock, dated June 22, 2020. The following summary of the terms of the WESCO Series A preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations.
General. WESCO has issued fractional interests in shares of WESCO Series A preferred stock represented by depositary shares. Each depositary share represents a 1/1,000th interest in a share of WESCO Series A preferred stock. WESCO entered into a deposit agreement, dated as of June 19, 2020, among (i) WESCO, (ii) Computershare Inc. and Computershare Trust Company, N.A., acting jointly as the depositary, and (iii) the holders from time to time of the depositary receipts evidencing the depositary shares. Depositary shares are evidenced by depositary

Exhibit 4.10
receipts issued pursuant to the deposit agreement. Subject to the terms of the deposit agreement, each owner of a depositary receipt is entitled, in proportion to the fractional interest in the share of WESCO Series A preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and is subject to all of the limitations and restrictions on, the WESCO Series A preferred stock represented by the depositary receipt, including dividend, voting, redemption, conversion and liquidation rights, as described below and set forth in greater detail in the certificate of designations.
All issued depositary shares representing an interest in the WESCO Series A preferred stock, are validly issued, fully paid and nonassessable. The depositary shares representing an interest in the WESCO Series A preferred stock will not be convertible into, or exchangeable for, shares of any of WESCO’s other class or series of stock or WESCO’s other securities (other than upon a WESCO change of control involving the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, as described below). The WESCO Series A preferred stock has no stated maturity and will not be subject to any sinking fund, retirement fund or purchase fund or any other obligation of WESCO to redeem, repurchase or retire the WESCO Series A preferred stock.
Dividends. Dividends on the WESCO Series A preferred stock, when, as and if declared by the WESCO Board or any duly authorized committee of the WESCO Board, will be payable in cash on the liquidation preference amount of $25,000 per whole share of WESCO Series A preferred stock, on a cumulative basis, quarterly in arrears on the last day of March, June, September and December of each year. If any scheduled dividend payment date is not a business day, then the payment will be made on the next succeeding business day and no additional dividends or interest will accumulate as a result of that postponement. Dividends on the WESCO Series A preferred stock will accumulate daily and be cumulative from, and including, the original issue date. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
Each date on which dividends are payable, subject to adjustment as provided above, is a “dividend payment date,” and dividends for each dividend payment date are payable with respect to the dividend period (or portion thereof) ending on the day preceding such dividend payment date, in each case to holders of record at the close of business on the record date fixed by the WESCO Board, which date may not be more than 35 days nor fewer than 10 days preceding such dividend payment date. Dividend record dates will apply regardless of whether a particular dividend record date is a business day.
Holders of WESCO Series A preferred stock are entitled to receive, when, as and if declared by WESCO Board, cumulative cash dividends at an initial rate of 10.625% per annum of the $25,000 liquidation preference per share. The dividend rate on the WESCO Series A preferred stock for each reset period will be equal to the five-year U.S. Treasury rate as of the most recent reset dividend determination date plus a spread equal to the difference between (a) the initial dividend rate on the WESCO Series A preferred stock and (b) the five-year U.S. Treasury rate for either (i) the date of pricing with respect to the issuance of the unsecured notes or (ii) the date three business days prior to the closing date of the merger in the event bridge loans have been incurred under the unsecured bridge facility. On June 22, 2025, and every five-year period thereafter, the dividend rate on the Series A Preferred Stock resets and will be equal to the five-year U.S. Treasury Rate plus a spread of 10.325%.
The applicable dividend rate for each reset period will be determined by the calculation agent as of the applicable reset dividend determination date. Promptly upon such determination, the calculation agent will notify WESCO of the dividend rate for the reset period. The calculation agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period beginning on or after the first call date will be on file at WESCO’s principal offices, will be made available to any holder of WESCO Series A preferred stock upon request and will be final and binding in the absence of manifest error.

Exhibit 4.10
WESCO will give notice of the relevant five-year U.S. Treasury rate as soon as practicable to the transfer agent and the holders of the WESCO Series A preferred stock.
The amount of the dividend per share of WESCO Series A preferred stock will be calculated for each dividend period (or portion thereof) on the basis of a 360-day year consisting of twelve 30-day months.
Dividends on the WESCO Series A preferred stock will be cumulative (i) whether or not WESCO has earnings, (ii) whether or not there are funds legally available for the payment of such dividends and (iii) whether or not such dividends are declared. Accordingly, if the WESCO Board or any duly authorized committee of the WESCO Board does not declare a dividend on the WESCO Series A preferred stock payable in respect of any dividend period before the related dividend payment date, such dividend shall accumulate and an amount equal to such accrued dividend shall become payable out of funds legally available therefor upon WESCO’s liquidation, dissolution or winding-up (or earlier redemption of such shares of WESCO Series A preferred stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption, as the case may be. No interest, or sum of money in lieu of interest, will be payable on any dividend payment that may be in arrears on the WESCO Series A preferred stock.
WESCO will not declare or pay, or set aside for payment, full dividends on the WESCO Series A preferred stock or any parity stock for any dividend period unless the full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the WESCO Series A preferred stock and any parity stock through the most recently completed dividend period for each such security.
When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the WESCO Series A preferred stock or any shares of any other class or series of parity stock of WESCO, all dividends declared on the WESCO Series A preferred stock and all such parity stock shall be declared pro rata so that the amount of dividends declared per share of WESCO Series A Preferred Stock and such parity stock shall in all cases bear to each other the same ratio that accrued dividends per share on the WESCO Series A Preferred Stock and such parity stock (which shall not include any accrual in respect of unpaid dividends on such parity stock for prior dividend periods if such parity stock does not have a cumulative dividend) bear to each other. Any portion of such dividends not paid (or declared and a sum sufficient for payment thereof set aside) that are payable upon the WESCO Series A preferred stock and such parity stock shall accumulate, and an amount equal to such accrued but unpaid dividends (whether or not declared) shall become payable out of funds legally available for the payment of dividends upon liquidation, dissolution or winding-up of WESCO’s affairs (or earlier redemption of such shares of WESCO Series A preferred stock and such parity stock), to the extent not paid prior to such liquidation, dissolution or winding-up or earlier redemption.
During any dividend period, so long as any WESCO Series A preferred stock remains outstanding, unless full cumulative dividends have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on the WESCO Series A preferred stock for all past dividend periods:
•no dividend shall be declared and paid or declared and set aside for payment on shares of WESCO common stock or any other shares of junior stock (other than (i) a dividend payable solely in shares of junior stock or (ii) a dividend declared or paid in connection with any stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, or the redemption or repurchase of rights pursuant to the plan); and
•no junior stock shall be purchased, redeemed or otherwise acquired for consideration, nor shall any funds be paid or made available for a sinking fund for the redemption, purchase or other acquisition of such shares, and no other distribution of cash or other property may be made, directly or indirectly by WESCO

Exhibit 4.10
(other than (i) by reclassification, conversion or exchange into or for other shares of junior stock, (ii) by redemption, purchase or other acquisition of shares of junior stock made for the purposes of and in compliance with (x) an employee incentive, benefit or share purchase plan, or other similar arrangement with or for the benefit of one or more employees, officers, directors, consultants or independent contractors, of WESCO or any subsidiary, (y) a dividend reinvestment or stockholder stock purchase plan, or (z) the satisfaction of WESCO’s obligations pursuant to any contract outstanding at the original issue date requiring such purchase, redemption or other acquisition, (iii) by redemption, purchase or other acquisition of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of junior stock or the security being converted or exchanged, or (iv) through the use of the proceeds of a substantially contemporaneous sale of shares of junior stock).
The WESCO Series A preferred stock will rank junior as to payment of dividends to any class or series of senior stock of WESCO. If at any time WESCO has failed to pay, on the applicable payment date, accrued dividends on any class or series of senior stock, WESCO may not pay any dividends on the outstanding WESCO Series A preferred stock or redeem or otherwise repurchase any shares of WESCO Series A preferred stock until WESCO has paid or set aside for payment the full amount of the unpaid dividends on the senior stock that must, under the terms of such securities, be paid before WESCO may pay dividends on, or redeem or repurchase, the WESCO Series A preferred stock.
Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the WESCO Board or any duly authorized committee of the WESCO Board may be declared and paid on WESCO common stock, WESCO Class B common stock and any other junior stock from time to time out of any funds legally available for such payment, and the WESCO Series A preferred stock shall not be entitled to participate in any such dividend.
Ranking. The WESCO Series A preferred stock will, with respect to rights to payments of dividends and distributions upon WESCO’s voluntary or involuntary liquidation, dissolution or winding-up, rank:
•senior to all classes or series of junior stock of WESCO, including WESCO common stock;
•on parity with any class or series of parity stock of WESCO;
•junior to any class or series of senior stock of WESCO; and
•junior to all existing and future debt obligations of WESCO.
The shares of WESCO Series A preferred stock are equity interests in WESCO, do not constitute indebtedness, and unlike WESCO’s indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As such, the WESCO Series A preferred stock is subordinated to all of WESCO’s existing and future indebtedness. The WESCO Series A preferred stock would also rank junior to any class or series of senior stock of WESCO.
Parity stock with respect to the WESCO Series A preferred stock may include series of WESCO preferred stock that have different dividend rates, redemption or conversion features, mechanics, dividend periods (e.g., semi-annual rather than quarterly), payment of dividends (whether cumulative or non-cumulative), payment dates or record dates than the WESCO Series A preferred stock.
Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding-up of WESCO, holders of the WESCO Series A preferred stock are entitled to receive out of WESCO’s assets legally available for

Exhibit 4.10
distribution to stockholders, after satisfaction of all liabilities and obligations to WESCO’s creditors, if any, and subject to the rights of holders of senior stock in respect of distributions upon WESCO’s liquidation, dissolution or winding-up, and before any distribution of assets is made to or set aside for holders of common stock and any other junior stock, a liquidation preference of $25,000 per whole share of WESCO Series A preferred stock, plus all accrued and unpaid dividends (whether or not declared), if any, up to, but excluding, the date of payment. Holders of the WESCO Series A preferred stock will not be entitled to any other amounts from WESCO after they have received their full liquidation preference.
In any such distribution, if WESCO’s assets are not sufficient to pay the liquidation preferences in full to all holders of the WESCO Series A preferred stock and all holders of any parity stock, the amounts paid to the holders of the WESCO Series A preferred stock and to the holders of such parity stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. If the liquidation preference has been paid in full to all holders of the WESCO Series A preferred stock and holders of parity stock, the holders of WESCO’s other stock shall be entitled to receive all of its remaining assets according to their respective rights and preferences.
The certificate of designations does not contain any provision requiring funds to be set aside to protect the liquidation preference of the WESCO Series A preferred stock even though it is substantially in excess of the par value thereof.
Optional Redemption. The WESCO Series A preferred stock is not subject to any mandatory redemption, sinking fund, retirement fund, purchase fund or other similar provisions. WESCO may redeem the WESCO Series A preferred stock at its option:
•in whole or in part, from time to time, on the first call date or on any subsequent reset date at a redemption price in cash equal to $25,000 per whole share; or
•    in whole but not in part, at any time within 120 days after the conclusion of any review or appeal process instituted by WESCO following the occurrence of a ratings event, at a redemption price in cash equal to $25,500 per whole share.
plus, in each case, all accrued and unpaid dividends (whether or not declared) to, but excluding, such redemption date, without interest, to the extent WESCO has funds legally available therefor.
Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the dividend record date for a dividend period will not constitute a part of, or be paid to, the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on the dividend record date relating to such dividend payment date.
Holders of the WESCO Series A preferred stock will not have the right to require the redemption or repurchase of the WESCO Series A preferred stock. In addition, no shares of WESCO Series A preferred stock may be redeemed by WESCO if, following such redemption, less than $100 million of liquidation preference of WESCO Series A preferred stock would remain outstanding.
Special Optional Redemption. In addition to the optional redemption right described above, WESCO may redeem the WESCO Series A preferred stock, at its option, in whole or in part, upon the occurrence of a WESCO change of control, within 120 days after the first date on which such change of control occurred, at a redemption price in cash equal to $25,000 per whole share plus accrued and unpaid dividends, if any, to, but excluding, the redemption date. If, prior to the change of control conversion date (as defined under “—Conversion Rights” below), WESCO has provided or provides notice of redemption with respect to all of the WESCO Series A preferred stock

Exhibit 4.10
as described under “—Optional Redemption” or this section, the holders of depositary shares or shares of WESCO Series A preferred stock will not have the conversion right described below.
Conversion Rights. The shares of WESCO Series A preferred stock are generally not convertible into or exchangeable for any other property or securities of WESCO. However, upon the occurrence of a WESCO change of control involving the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, each holder of the WESCO Series A preferred stock will have the right, unless, prior to the change of control conversion date (as defined herein), WESCO has provided or provides notice of its election to redeem the WESCO Series A preferred stock as described under “—Optional Redemption” or “—Special Optional Redemption,” to convert some or all of the WESCO Series A preferred stock held by such holder (the “change of control conversion right”) on the change of control conversion date into a number of shares of WESCO common stock per WESCO Series A preferred stock to be converted (the “common stock conversion consideration”) equal to the lesser of:
•the quotient obtained by dividing (i) the sum of (x) the $25,000 liquidation preference per share of WESCO Series A preferred stock to be converted plus (y) the amount of any accrued and unpaid dividends to, but not including, the change of control conversion date (unless the change of control conversion date is after a dividend record date and prior to the corresponding dividend payment date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the WESCO common stock price; and
•the share cap, which will be determined at the closing date of the merger based on conversion at a WESCO common stock price per share of WESCO common stock equal to 50% of the average of the closing sales prices per share of WESCO common stock for the 10 consecutive trading days immediately preceding, but not including, the date immediately prior to the effective time, subject to the adjustments in the immediately succeeding paragraph.
The share cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of WESCO common stock) with respect to WESCO common stock as follows: the adjusted share cap as the result of a share split will be the number of shares of WESCO common stock that is equivalent to the product obtained by multiplying (i) the share cap in effect immediately prior to such share split by (ii) a fraction, the numerator of which is the number of shares of WESCO common stock outstanding after giving effect to such share split and the denominator of which is the number of shares of common stock outstanding immediately prior to such share split.
In the case of a WESCO change of control pursuant to which shares of WESCO common stock will be converted into the alternative form consideration, a holder of shares of WESCO Series A preferred stock will receive upon conversion of such shares of WESCO Series A preferred stock the kind and amount of alternative form consideration which such holder would have owned or been entitled to receive upon the WESCO change of control had such holder held a number of shares of WESCO common stock equal to the common stock conversion consideration immediately prior to the effective time of the WESCO change of control (the “alternative conversion consideration”; and the common stock conversion consideration or the alternative conversion consideration, as may be applicable to a WESCO change of control, is referred to as the “conversion consideration”).
In the event that holders of WESCO common stock have the opportunity to elect the form of consideration to be received in the WESCO change of control, the conversion consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of WESCO common stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of WESCO common stock that voted for

Exhibit 4.10
such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of WESCO common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the WESCO change of control.
WESCO will not issue fractional shares of WESCO common stock upon the conversion of WESCO Series A preferred stock. Instead, WESCO will pay the cash value of such fractional shares based on WESCO common stock price.
Within 15 days following the occurrence of a WESCO change of control, WESCO will provide to record holders of the WESCO Series A preferred stock a notice of occurrence of the WESCO change of control that describes the resulting change of control conversion right. No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the conversion of any WESCO Series A preferred stock except as to the holder to whom notice was defective or not given.
WESCO will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on WESCO’s website, in any event prior to the opening of business on the first business day following any date on which WESCO provides the notice described above to the holders of the WESCO Series A preferred stock.
In order to exercise the change of control conversion right, the holder of the WESCO Series A preferred stock will be required to deliver, on or before the close of business on the change of control conversion date, any certificates evidencing the shares of WESCO Series A preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to WESCO’s transfer agent. Holders of the WESCO Series A preferred stock may withdraw any notice of exercise of a change of control conversion right (in whole or in part) by a written notice of withdrawal delivered to WESCO’s transfer agent prior to the close of business on the business day prior to the change of control conversion date.
Notwithstanding the foregoing, if the WESCO Series A preferred stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of the depository trust company.
The WESCO Series A preferred stock as to which the change of control conversion right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable conversion consideration in accordance with the change of control conversion right on the change of control conversion date, unless prior to the change of control conversion date WESCO has provided or provides notice of its election to redeem such WESCO Series A preferred stock, whether pursuant to its optional redemption right or its special optional redemption right. If WESCO elects to redeem WESCO Series A preferred stock that would otherwise be converted into the applicable conversion consideration on a WESCO change of control conversion date, such WESCO Series A preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25,000 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date. WESCO will deliver amounts owing upon conversion no later than the third business day following the change of control conversion date.
Voting Rights. Except as provided below or as otherwise required by applicable law, the holders of the WESCO Series A preferred stock will have no voting rights.
Right to Elect Two Directors Upon Dividend Default – Whenever dividends on any WESCO Series A preferred stock have not been paid, and remain unpaid, for the equivalent of six or more full quarterly dividend periods, whether or not for consecutive dividend periods (a “preferred dividend default”), the holders of such WESCO Series

Exhibit 4.10
A preferred stock (voting together as a single class with all other classes or series of preferred stock of WESCO upon which like voting rights have been conferred and are exercisable (“parity preferred”)) will be entitled to vote for the election of two additional directors of WESCO (the “preferred directors”) and the number of directors constituting the entire WESCO Board will be increased by two directors, until all accrued and unpaid dividends on the WESCO Series A preferred stock have been paid in full through the most recently completed dividend period following a preferred dividend default; provided, however, as a qualification for election of an such preferred director, the election of any such preferred directors shall not cause WESCO to violate the corporate governance requirement of the NYSE (or any other securities exchange or other trading facility on which WESCO’s securities may then be listed or traded) that listed or traded companies must have a majority of independent directors. In no circumstances will there be more than two preferred directors. The preferred directors will be elected at a special meeting called at the request of the holders of record of at least 10% of the aggregate outstanding WESCO Series A preferred stock and parity preferred.
These voting rights will continue until full accrued and unpaid dividends payable on the WESCO Series A preferred stock have been paid in full through the most recently completed dividend period following a preferred dividend default (subject to re-vesting in the event of each subsequent preferred dividend default). If such voting rights have terminated, the term of office of each preferred director so elected will terminate and the number of directors on the WESCO Board will automatically decrease by two.
Any preferred director may be removed at any time with or without cause by the vote of, and will not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding WESCO Series A preferred stock and parity preferred (voting together as a single class) when they have the voting rights described above. So long as a preferred dividend default continues, any vacancy in the office of a preferred director may be filled by the written consent of the preferred director remaining in office, or, if none remains in office, by a vote of the holders of record of a majority of the outstanding WESCO Series A preferred stock (voting as a single class with the parity preferred) when they have the voting rights described above. The preferred directors will each be entitled to one vote per director on any matter.
Other Voting Rights – So long as any WESCO Series A preferred stock remains outstanding, WESCO will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding WESCO Series A preferred stock and each other class or series of parity preferred, given in person or by proxy, either in writing or at a meeting (voting together as a single class without regard to series):

•authorize or create, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the WESCO Series A preferred stock with respect to payment of dividends or the distribution of assets upon WESCO’s voluntary or involuntary liquidation, dissolution or winding up or reclassify any authorized shares of capital stock of WESCO into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such capital stock;

•amend, alter or repeal the provisions of the WESCO charter or the certificate of designations so as to adversely affect the rights, preferences, privileges or voting powers of the WESCO Series A preferred stock, taken as a whole; provided, however, that holders of shares of WESCO Series A preferred stock will not be entitled to vote with respect to (A) any increase in the total number of authorized shares of WESCO common stock or WESCO preferred stock, or (B) any increase in the number of authorized shares of WESCO Series A preferred stock or the creation or issuance of any other class or series of capital stock, or (C) any increase in the number of authorized shares of any other class or series of capital stock, in each case referred to in clause (A), (B) or (C) above, ranking on parity with or junior to the

Exhibit 4.10
WESCO Series A preferred stock with respect to the payment of dividends and the distribution of assets upon WESCO’s voluntary or involuntary liquidation, dissolution or winding up; or

•consummate a binding share exchange or reclassification involving the WESCO Series A preferred stock, or a merger or consolidation of WESCO with another corporation or other entity, unless in each case (x) the shares of WESCO Series A preferred stock remain outstanding or, in the case of any such merger or consolidation with respect to which WESCO is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such WESCO Series A preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable, taken as a whole, to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the WESCO Series A preferred stock immediately prior to such consummation, taken as a whole.

If an amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would materially and adversely affect the WESCO Series A preferred stock and one or more, but not all, series of WESCO Series A preferred stock and parity preferred, then only the series adversely affected by such event and entitled to vote will vote on the matter to the exclusion of all other series of parity preferred. If all series of such parity preferred are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required a two-thirds approval of each series that will have a diminished status.

So long as any shares of WESCO Series A preferred stock remain outstanding, the holders of shares of WESCO Series A preferred stock will also have the exclusive right to vote on any amendment, alteration or repeal of the provisions of the WESCO charter or the certificate of designations of the WESCO Series A preferred stock or the terms of the WESCO Series A preferred stock on which holders of WESCO Series A preferred stock are otherwise entitled to vote pursuant to the above that would alter only the contract rights, as expressly set forth in the WESCO charter or the certificate of designations of the WESCO Series A Preferred Stock, and the holders of any other classes or series of the capital stock of WESCO will not be entitled to vote on such an amendment, alteration or repeal.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding WESCO Series A preferred stock shall have been redeemed or called for redemption upon proper notice, sufficient funds shall have been set aside by WESCO in trust for the benefit of the holders of the WESCO Series A preferred stock to effect such redemption, and irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends.

Transfer Agent and Registrar. Computershare Trust Company, N.A. will be the transfer agent and registrar and Computershare Inc. will be the dividend disbursing agent and redemption agent, for the depositary shares representing an interest in the WESCO Series A preferred stock.

Calculation Agent. Unless WESCO has validly called all shares of WESCO Series A preferred stock for redemption on the first call date, WESCO will appoint a banking institution or trust company as calculation agent for the WESCO Series A preferred stock prior to the reset dividend determination date preceding the first call date. If WESCO is unable to appoint a calculation agent using commercially reasonable efforts, WESCO may appoint itself or one of its affiliates as calculation agent.

Exhibit 4.10
Description of the Depositary Shares
The following is a brief description of the material terms of the depositary shares representing an interest in the WESCO Series A preferred stock and does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the WESCO charter, the WESCO bylaws, the certificate of designations with respect to the Series A preferred stock, dated June 22, 2020, and the deposit agreement, dated as of June 19, 2020, each of which is incorporated herein by reference.
General. WESCO issued fractional interests in shares of WESCO Series A preferred stock in the form of depositary shares. Each depositary share represents a 1/1,000th interest in a share of WESCO Series A preferred stock and is evidenced by a depositary receipt. The WESCO Series A preferred stock represented by depositary shares were deposited under a deposit agreement among (i) WESCO, (ii) Computershare Inc. and Computershare Trust Company, N.A., acting jointly as the depositary, and (iii) the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of the WESCO Series A represented by such depositary shares, to all the rights and preferences of the WESCO Series A represented thereby (including dividend, voting, redemption, conversion and liquidation rights).
Dividends and Other Distributions. Each dividend on a depositary share will be in an amount equal to 1/1,000th of the dividend declared on the related share of the WESCO Series A preferred stock. The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series A preferred stock to the record holders of depositary shares relating to the underlying WESCO Series A preferred stock in proportion to the number of depositary shares held by each holder on the relevant record date. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions in proportion to the number of depositary shares held by each such holder, unless it determines, after consultation with WESCO, that the distribution cannot be made proportionally among those holders or that it is not feasible to make such distribution. In that event, the depositary may, with WESCO’s approval, adopt such method deemed equitable and practicable by WESCO for the purpose of effecting such distribution, including the sale (at public or private sale) of such property received by it and the distribution of the net proceeds from the sale to the holders of the depositary shares entitled to such distribution in proportion to the number of depositary shares they hold.
Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the WESCO Series A preferred stock.
The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by WESCO on account of taxes or other governmental charges.
Redemption of Depositary Shares. If WESCO redeems the WESCO Series A preferred stock represented by the depositary shares, in whole or in part, a corresponding number of depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the WESCO Series A preferred stock held by the depositary. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share payable with respect to the WESCO Series A preferred stock, plus an amount equal to any dividends thereon that, pursuant to the provisions of the certificate of designations are payable upon redemption. Whenever WESCO redeems shares of the WESCO Series A preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the WESCO Series A so redeemed.
In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary either pro rata or by lot or in such other manner as the depositary may determine to be fair and equitable, and provided that such methodology is consistent with any applicable stock exchange rules.

Exhibit 4.10
The depositary will provide notice of redemption by any authorized method to holders of the depositary shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the WESCO Series A preferred stock and the related depositary shares.
After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary.
Voting the Shares. Because each depositary share represents a 1/1,000th interest in a share of the WESCO Series A preferred stock, holders of depositary shares will be entitled to a 1/1,000th of a vote per depositary share under those limited circumstances in which holders of the WESCO Series A preferred stock are entitled to a vote.
When the depositary receives notice of any meeting at which the holders of the WESCO Series A preferred stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the WESCO Series A preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the WESCO Series A preferred stock, may instruct the depositary to vote the amount of the WESCO Series A preferred stock represented by the holder’s depositary shares. Although each depositary share is entitled to 1/1,000th of a vote, the depositary can only vote whole shares of WESCO Series A preferred stock. To the extent possible, the depositary will vote the amount of the WESCO Series A preferred stock represented by depositary shares in accordance with the instructions it receives. WESCO will agree to take all reasonable actions that may be deemed necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the WESCO Series A preferred stock, it will not vote the amount of the WESCO Series A preferred stock represented by such depositary shares.
Preemptive and Conversion Rights. Holders of the depositary shares will not have any preemptive right to subscribe to any additional issue of shares of any class or series of WESCO or to any securities of WESCO convertible into such shares. Additionally, the depositary shares will not be convertible into, or exchangeable for, shares of any of WESCO’s other class or series of stock or WESCO’s other securities (other than upon a WESCO change of control involving the issuance of additional shares of WESCO common stock or other WESCO change of control transaction, in each case, approved by holders of WESCO common stock, as described in “Description of WESCO Series A Preferred Stock—Conversion Rights,” above).
Listing. The depositary shares are listed on the NYSE under the symbol “WCC PR A”. There is no separate trading market for the shares of the WESCO Series A preferred stock except as represented by the depositary shares.
Amendment and Termination of the Deposit Agreement. WESCO may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement in writing with the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a two-thirds majority of the depositary shares then outstanding. WESCO will make no amendment that impairs the right of any holder of depositary shares to receive WESCO Series A preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement. As condition to the depositary executing an amendment, WESCO will deliver a certificate from an appropriate officer of WESCO which states that the proposed amendment is in compliance with the terms of the deposit agreement. No amendment to the deposit agreement will be effective unless duly executed by the depositary.

Exhibit 4.10
The deposit agreement may be terminated by WESCO or the depositary only if:
•all outstanding depositary shares have been redeemed;
•a final distribution in respect of the WESCO Series A preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding-up of WESCO; or
•they have obtained the consent of holders of depositary receipts representing in the aggregate not less than two-thirds of the depositary shares outstanding.
Charges of Depositary, Taxes and Other Governmental Charges. WESCO will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by WESCO. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses. WESCO agreed to pay to the depositary reasonable compensation for all services rendered by it under the deposit agreement with a fee schedule to be mutually agreed upon and, from time to time, on demand of the depositary, to reimburse the depositary for all of its reasonable expenses and counsel fees and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of the deposit agreement and incident to the exercise and performance of its duties thereunder.
Resignation and Removal of Depositary. The depositary at any time may resign and be discharged of its duties under the deposit agreement by giving WESCO 60 days’ written notice, and WESCO may at any time remove or replace the depositary by giving the depositary 30 days’ written notice.
In the event that the depositary resigns or is removed, WESCO must, within 60 days after the delivery of any notice of resignation and within 30 days after the delivery of any notice of removal, as the case may be, appoint a successor depositary, which must be a bank or trust company having its principal office in the United States and having a combined capital and surplus, along with its affiliates, of at least $50,000,000. If no successor depositary has been so appointed and accepted the appointment within the applicable period prescribed by the preceding sentence, the resigning or removed depositary may petition any court of competent jurisdiction for the appointment of a successor depositary. Every successor depositary must execute and deliver to its predecessor and to WESCO an instrument in writing accepting its appointment as depositary, and thereupon such successor depositary, without any further action, will become fully vested with all the rights, powers, duties and obligations of its predecessor and for all purposes shall be the depositary under the deposit agreement, and such predecessor, upon payment of all sums due it and on WESCO’s written request, must promptly execute and deliver an instrument transferring to such successor depositary all rights and powers of such predecessor under the deposit agreement, must assign, transfer and deliver all right, title and interest in the Series A preferred stock and any money or property held pursuant to the deposit agreement to such successor, and must deliver to such successor a list of the holders of all outstanding depositary shares and the records, books and other information in its possession relating to the depositary shares. Any successor depositary must promptly send notice of its appointment to the record holders of the depositary shares at WESCO’s sole expense.
Reports to Holders. WESCO will deliver all required reports and communications to holders of the WESCO Series A to the depositary. At WESCO’s expense, the depositary will forward those reports and communications to the holders of depositary shares.
Limitation on Liability of the Depositary. The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. None of the depositary, the depositary’s agents or WESCO assumes any obligation or will be subject to any liability under the

Exhibit 4.10
deposit agreement to holders of the depositary shares (or, in the case of the depositary and any of its agents, to any other person), other than for its gross negligence, willful misconduct or bad faith (each as determined by a final non-appealable judgement, order, decree or ruling of a court of competent jurisdiction). Notwithstanding anything in the deposit agreement to the contrary, except in cases of the depositary’s gross negligence, willful misconduct or bad faith, the aggregate liability of the depositary and any of its agents under the deposit agreement with respect to, arising from or arising in connection with the deposit agreement, or from all services provided or omitted to be provided under the deposit agreement, whether in contract, tort, or otherwise, is limited to, and will not exceed, three times the amount of annual fees, not including reimbursable expenses paid by WESCO to the depositary during the 12 months immediately preceding the event for which recovery from the depositary is being sought. The depositary may rely upon written advice of counsel or accountants, upon information provided by holders of the depositary shares or other persons believed by it in the absence of bad faith, gross negligence or willful misconduct to be competent and upon documents believed to be genuine.
Transfer Agent and Registrar
Computershare Trust Company, N.A. is the transfer agent and registrar, and Computershare Inc. is the dividend disbursing agent and redemption agent, for the depositary shares representing an interest in the WESCO Series A preferred stock.